EXHIBIT 10.4

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/$GrantDate$/

Dear /$ParticipantName$/:

We value your contributions and are therefore pleased to grant you this award of performance based Phantom Units (the “PA”) under the Western Gas Equity Partners, LP 2012 Long-Term Incentive Plan (“the Plan”), Section 6(h). This PA is subject to all terms and conditions of the Plan and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. For the avoidance of doubt, references in the Plan to (i) the “Company” mean Western Midstream Holdings, LLC, and (ii) the “Partnership” mean Western Midstream Partners, LP.

Effective {INSERT GRANT DATE} (“Grant Date”), you have been awarded <INSERT NUMBER> PA units as your target (“Target”). The value of this PA, if any, will be dependent upon the Partnership’s return on assets (“ROA”) over the specified three-year performance period that begins <INSERT BEGIN DT> and ends <INSERT END DT> (the “Performance Period”). At the end of the Performance Period, your Target will vest based on the performance outcome.

The maximum number of PA units that you can earn during the Performance Period will be calculated as follows {<INSERT NUMBER> x 200%}, with actual payout based on the Company’s ROA ranking as described below.

Each PA unit represents the value of one common unit in the Partnership (“Common Unit”). The payout of this PA is contingent upon the Company’s ROA during the Performance Period. The ROA measure provides an internal measure of the Company’s efficient use of capital and will be calculated for each year during the Performance Period as follows:

Adjusted EBITDA divided by average Consolidated Total Assets

The actual number of PA units you will earn for the Performance Period is based upon the Company’s average ROA for the Performance Period as follows:

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WES ROA	Payout as a % of Target
19%	200%
18%	175%
17%	150%
16%	125%
15%	100%
14%	75%
13%	50%
12%	25%
11%	0

In the event performance falls between a whole percentage listed in the table above, the payout will be interpolated linearly.

For example, if you were awarded 1,000 target PA units and the Company’s ROA for the Performance Period is 16%, you will receive 1,250 Common Units (1,000 x 125%) at the end of the Performance Period (subject to the other terms and conditions of this Award Agreement).

After the end of the Performance Period, payment for PA units will be made in Common Units, which will be issued to you as promptly as practicable after the Board of Director’s certification of attainment of the ROA (which such payment and certification shall occur no later than 70 days following the end of the Performance Period), and in any event no later than the 15th day of the third month following the end of the first taxable year in which the Performance Shares are no longer subject to a substantial risk of forfeiture.

The number of PA units that vest shall be paid in the form of Common Units and such Common Units shall be delivered to you into a Merrill Lynch brokerage account, provided, however, that the number of Common Units delivered to you will be reduced by applicable payroll and other tax withholdings unless you have made other arrangements acceptable to the Company and the Employer in accordance with Section 8(b) of the Plan.

The PA will have tandem distribution equivalent rights (“DERs”), subject to the same forfeiture provisions as the PA itself. During the vesting period, you will receive an in-kind payment on this PA equal to the distribution paid to holders of Common Units based on the number of Common Units issuable under this PA assuming performance at Target. The DER payment amount will be converted, as of the applicable distribution payment date, into a number of Common Units by dividing the aggregate DER payment amount for the applicable distribution payment date by the Fair Market Value of one Common Unit on the distribution payment date.

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The resulting number of Common Units will be paid to you no later than March 15 of the calendar year following the applicable distribution payment date in the form of Common Units and such Common Units shall be delivered to you into a Merrill Lynch brokerage account, provided, however, that the number of Common Units delivered to you will be reduced by applicable payroll and other tax withholdings unless you have made other arrangements acceptable to the Company and the Employer in accordance with Section 8(b) of the Plan. There will be no reconciliation or catch up payment with respect to DERs based on the actual number of Common Units, if any, actually issued in respect of the PA at the end of the Performance Period based upon attainment of the performance criteria set forth above.

The grant of this Award requires your acceptance of the PA and its terms and conditions. By acknowledging receipt of this Award Agreement and signifying acceptance online through your Merrill Lynch account, you accept and agree to abide by the terms and conditions under the Plan and the provisions of this letter. If you fail to accept the PA on or before the 60th day following the Date of Grant, then, notwithstanding any other provision of the Award Agreement, you shall forfeit all rights under the PA (including all units and any DERs with respect thereto) and the PA will become null and void.

All of your unvested PA units will be immediately forfeited if your employment with Western Midstream Services, LLC (the “Employer”) terminates for any reason prior to a Change in Control, except as provided in the paragraph below.

In the event of (i) your death, (ii) your disability (as determined by the applicable long-term disability program in which you participate or were eligible to participate) (“Disability”), the PA units will no longer be conditioned upon your continued employment and will be paid to you pursuant to the terms and conditions above based on the level of achievement of ROA through the end of the Performance Period or the date of the Change in Control, as applicable. If you are terminated by the Employer without Cause or retire with the consent of the Company (“Retirement”) (each of the foregoing, a “Pro-Rata Vesting Event”), then the number of unvested PA units will be reduced on a pro rata basis to the number obtained by multiplying the total number of PA units granted by a fraction, the numerator of which is the number of days between the beginning of the Performance Period and the Pro-Rata Vesting Event and the denominator of which is the total number of days in the Performance Period. Such remaining pro rata PA units shall no longer be conditioned upon your continued employment and will be paid to you pursuant to the terms and conditions above based on the level of achievement of ROA through the end of the Performance Period or the date of the Change in Control, as applicable, and all other PA units shall be immediately forfeited.

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Notwithstanding the preceding provisions of this Award Agreement, the following provisions shall apply in the event a Change of Control occurs prior to the end of the Performance Period and while your PA units remain outstanding, subject to Section 7(c) of the Plan:

(i)
The Company’s ROA shall be determined as if the date upon which the Change of Control occurs (the “Change of Control Date”) is the last day of the Performance Period, and a preliminary calculation of the value of the earned PA units for the Performance Period will be made as of such date (the “Preliminary PA Unit Amount”), which amount will be equal to your Target multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Company’s ROA for the shortened Performance Period (for purposes of this calculation, ROA for any partial year will be annualized);

(ii)
On the Change of Control Date, the earned amount of your PA units as determined under clause (i) above may be converted into restricted equity units in respect of the common equity security of the successor or surviving entity (the “Surviving Company”), the number of which shall be determined equitably and in good faith by the Committee based on the relative equity values of the Partnership and the Surviving Company;

(iii)
Each such restricted equity unit shall be credited with dividend equivalents (in a manner similar to that provided in this Award Agreement above), which dividend equivalents shall be paid, less applicable taxes, at such time as the restricted equity units to which they relate vest and settle;

(iv)
Subject to the provisions of clause (v) below, (A) each such restricted equity unit shall vest on the last day of the Performance Period (determined without regard to the occurrence of the Change of Control) and the payment amount with respect thereto shall be based on the fair market value of the common equity security of the Surviving Company as of the last day of the Performance Period (determined without regard to the occurrence of the Change of Control) and (B) the payment amount, less applicable withholding taxes, shall be paid to you in cash or in unrestricted equity of the Surviving Company within 10 days after the end of the Performance Period (determined without regard to the occurrence of the Change of Control); and

(v)
If following a Change in Control, your employment is terminated by the Employer without Cause, you resign your employment for Good Reason, you die or your employment terminates due to your Disability, then the earned amount of your PA as determined under clause (i) above (including, as applicable, any

, 2020

restricted equity units into which your PA has been converted) shall immediately vest and be paid within 10 days. In the event of your Retirement after the Change of Control date, a pro-rated portion of the earned amount of your PA as determined under clause (i) above (including, as applicable, a pro-rated portion of any restricted equity units into which your PA has been converted) shall immediately vest and be paid within 10 days. The pro-rated portion described in the foregoing sentence shall be based on a fraction, the numerator of which is the number of days between the Vesting Start Date and the Retirement date and the denominator of which is the number of days between the Vesting Start Date and the end of the Performance Period (determined without regard to the Change of Control).

(vi)
Except as set forth in clause (v) above, if your employment terminates after a Change in Control but before the end of the Performance Period (determined without regard to the Change of Control), then your PA will be immediately forfeited.

For purposes of this Award Agreement, (I) “Good Reason” means (i) your duties and responsibilities as an employee are materially and adversely diminished in comparison to the duties and responsibilities enjoyed immediately prior to the Change in Control, (ii) your base salary is materially reduced in comparison to the base salary enjoyed immediately prior to the Change in Control, (iii) the aggregate value of your base salary plus target incentive compensation (target annual bonus plus target annual long-term incentive award opportunity) is materially reduced in comparison to the aggregate value of your base salary plus target incentive compensation immediately prior to the Change in Control, (iv) you are required to be based at a location more than 25 miles from the primary location where you were based and performed services immediately prior to the Change in Control, (v) you are required by the Employer to take an assignment or position that requires you to travel on frequent overnight trips resulting in extended stays away from home on a consistent basis and to a substantially greater extent than was required immediately prior to the Change in Control (this provision excludes assignments or positions that might require temporary travel for a specified, short duration of time, regardless of whether such assignment or position is the result of circumstances related to the Change in Control); or (vi) you are required, without your consent, to perform in a job position, or substantial job assignment, for which you are not skilled or trained; and (II) “Cause” means (a) your conviction of any felony or of a misdemeanor involving moral turpitude, (b) your willful failure to perform your duties or responsibilities, (c) your engaging in conduct which is injurious (monetarily or otherwise) to the Employer, the Company, the Partnership or any of their affiliates (including, without limitation, misuse of funds or other property), (d) your engaging in business activities which are in conflict with the business interests of the Partnership and its affiliates, (e) your insubordination, (f) your engaging in conduct which is in violation of any applicable policy or work rule of the Employer or its affiliates, (g) your engaging in conduct

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which is in violation of the Employer’s (or its affiliates’) applicable safety rules or standards or which otherwise causes or may cause injury to another employee or any other person, or (h) your engaging in conduct which is in violation of any applicable Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment. For purposes of clause (b) above, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Partnership and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of legal counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Partnership and its affiliates. Notwithstanding the foregoing, if at any particular time you are subject to an effective employment agreement or change in control agreement with the Company, the Employer or any of their Affiliates, then, in lieu of the foregoing definition, “Good Reason” and “Cause” shall at that time have such meaning as may be specified in such employment agreement or change in control agreement, as applicable.

For purposes of this Award Agreement, “Change in Control” does not have the meaning set forth in the Plan and instead means, and shall be deemed to have occurred upon any of the following events: (i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Partnership, Occidental Petroleum Corporation (“Oxy”) or an Affiliate of the Company, the Partnership or Oxy, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the combined voting power of the equity interests in the Company, (ii) the equity holders of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by the Partnership of all or substantially all of its assets in one or more transactions to any Person other than or an Affiliate of the Company or the Partnership, or (iv) the Company or an Affiliate of the Company ceases to be the general partner of the Partnership and a single “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company, the Partnership or Oxy or an Affiliate of the Company, the Partnership or Oxy, beneficially owns more than 50% of the combined voting power of the equity interests in the entity that is or becomes the general partner of the Partnership. Notwithstanding the foregoing, with respect to a 409A Award where a Change of Control would accelerate the timing of payment thereunder, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A of the Code and the 409A Regulations, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A of the Code and the 409A Regulations as determined by the Committee. For the avoidance of doubt, in no event will any sale by Oxy or its Affiliates of

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Common Units (or other limited partner interests in the Partnership), regardless of amount, constitute a Change in Control hereunder.

If the Partnership is required to prepare an accounting restatement due to the material noncompliance of the Partnership, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Partnership the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Common Units issued upon payment of the PA shall be subject to the terms of the Plan and the Partnership Agreement. Upon the issuance of Common Units, you shall, automatically and without further action, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Common Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement. Until Common Units are issued to you upon payment of the PA, you shall have any of the rights or privileges of a holder of Common Units in respect of any Common Units that may become deliverable hereunder.

Notwithstanding anything herein to the contrary, in lieu of delivering Common Units to you upon payment of the PA, the Company may elect at its discretion to pay or cause to be paid some or all of the PA in cash equal to the Fair Market Value of the Common Units that would otherwise be distributed as of the date of payment or vesting.

Notwithstanding anything herein to the contrary, no amounts payable under this Award Agreement shall be paid to you prior to the expiration of the six (6)-month period following your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) to the extent that the Company determines that paying such amounts prior to the expiration of such six (6)-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six (6)-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), such amounts shall be paid to you. The intent of the parties is that the payments and benefits under this Award Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award

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Agreement shall be interpreted to be in compliance therewith. Nevertheless, to the extent that the Committee determines that the PA or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Award Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to attempt to (a) exempt the PA or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the PA or DERs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Award Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of your termination of employment, all references to your termination of employment shall be construed to mean a Separation from Service, and you shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service.

If you have any questions on this grant, please contact your HR representative.